EXHIBIT 99.1


[IMMTECH LOGO]
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CONTACT: F. C. Thompson    877-898-8038

           Immtech Announces the Appointment of Eric L. Sorkin as CEO

Vernon Hills, IL, January 24, 2006 - Immtech International Inc. (Amex: IMM) announced today its appointment of Eric L. (Rick) Sorkin as the Company's Chief Executive Officer. Mr. Sorkin will also continue as Chairperson of the Company's Board of Directors.

Mr. Sorkin is a graduate of Yale University with a B.A. in Economics. He has been a Director of Immtech for the past six years. During his tenure as Director, Mr. Sorkin has chaired the Company's Audit Committee. Through his Director role, Mr. Sorkin has acquired an intimate knowledge of the Company and its intellectual property portfolio.

Mr. Sorkin has 25 years of experience in making and managing investments, with particular emphasis on acquisitions, negotiations and finance structuring. He was employed for 11 years with Dean Witter, which is now a subsidiary of Morgan Stanley, where, from an entry level position as an analyst, he became a Managing Director within six years, and contributed to the building of the firm's investment portfolio with an asset value in excess of $3 billion. Mr. Sorkin has been a private equity investor in the U.S. and in China since 1993.

Stephen Thompson will continue as the Company's President in charge of operations. Mr. Thompson stated: "Our achievements to date have created a good foundation for the Company. I look forward to working with Rick as Immtech enters the commercialization phase. I believe our respective expertise and this new corporate structure will enable each of us to utilize our strengths to maximize Immtech's successes."

Mr. Sorkin stated: "Immtech is evolving from drug development to commercialization, as the Company progresses toward marketing its first drug candidate. This new phase creates different needs for the Company and I look forward to working closely with our team to deliver positive results to our investors, including but not limited to beginning commercial production and expanding our efforts to bring additional pharmaceutical products to market by broadening the application of our intellectual property portfolio."


About Immtech International

Immtech International, Inc. is a pharmaceutical company working to commercialize drugs to treat infectious diseases and aims to expand the targeted markets by applying its proprietary pharmaceutical platform to treat other disorders. Immtech has advanced clinical programs that include new treatments for malaria, Pneumocystis pneumonia ("PCP") and African sleeping sickness (trypanosomiasis). Immtech has worldwide licensing and exclusive commercialization rights to a library of well-defined compounds, and the Company is focused on broadening the application of its intellectual property portfolio. For additional information, please go to http://www.immtech-international.com.

"Safe Harbor" Statement under the Private Securities Reform Act of 1995:
Statements in this press release regarding Immtech International, Inc.'s business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report on Form 10-K for the most recently ended fiscal year.


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